Filed Pursuant to Rule 433

Registration Statement No. 333-190822

Schlumberger Investment SA $1,500,000,000 3.650% Senior Notes due 2023

Pricing Term Sheet

November 25, 2013

Guarantor:	Schlumberger Limited
Issuer:	Schlumberger Investment SA
Title:	3.650% Senior Notes due 2023
Issue Format:	SEC registered
Ratings*:	A1/AA-
Principal Amount:	$1,500,000,000
Coupon:	3.650%
Price to Public:	99.660%
Interest Payment Dates:	June 1 and December 1, beginning June 1, 2014
Trade Date:	November 25, 2013
Settlement Date:	December 3, 2013
Maturity Date:	December 1, 2023
Make-Whole Call:	T + 15 basis points
Par Call:	At any time on or after September 1, 2023
Benchmark Treasury:	2.750% due November 15, 2023
Treasury Yield:	2.741%
Spread to Benchmark Treasury:	+95 basis points
Reoffer Yield:	3.691%
CUSIP:	806854 AH8
ISIN:	US806854AH81
Joint Book-Running Managers:	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC Mitsubishi UFJ Securities (USA), Inc. Morgan Stanley & Co. LLC
Co-Managers:

BBVA Securities Inc.

BNP Paribas Securities Corp.

DNB Markets, Inc.

HSBC Securities (USA) Inc.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

RBC Capital Markets, LLC

SG Americas Securities, LLC

Standard Chartered Bank

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Settlement and Sale of the Notes

The Issuer expects to deliver the Notes against payment for the Notes on or about December 3, 2013 which will be the fifth business day following November 25, 2013, the date of the pricing of the Notes. Since trades in the secondary market generally settle in three business days, purchasers who wish to trade Notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Deutsche Bank Securities Inc. toll-free at 1-800-503-4611 and J.P. Morgan Securities LLC collect at 1-212-834-4533.